Exhibit 10.1

CONTINGENT VALUE RIGHT AGREEMENT

BETWEEN

MALLINCKRODT PLC,

AND

OPIOID MASTER DISBURSEMENT TRUST II

November 14, 2023

Table of Contents

EXHIBITS

Exhibit A	Form of Election to Exercise CVR

CONTINGENT VALUE RIGHT AGREEMENT

This Contingent Value Right Agreement (this “CVR Agreement”), is entered into as of November 14, 2023, between Mallinckrodt plc, a public limited company incorporated in Ireland having registered number 522227 (the “Company”) and Opioid Master Disbursement Trust II, the master disbursement trust referred to in the Plan as MDT II (the “Holder”). Capitalized terms used but not otherwise defined herein shall have the meanings set forth in Section 22.

RECITALS

WHEREAS, on August 28, 2023, the Company and its affiliated debtors and debtors in possession (collectively, the “Debtors”) filed voluntary petitions for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the District of Delaware (the “Bankruptcy Court”), Case No. 23-11258 (Jointly Administered);

WHEREAS, on September 29, 2023, the Debtors filed their First Amended Prepackaged Joint Chapter 11 Plan of Reorganization of Mallinckrodt Plc and Its Debtor Affiliates Under Chapter 11 Of The Bankruptcy Code (as may be modified, amended, or supplemented, the “Plan”);

WHEREAS, on October 10, 2023, the Bankruptcy Court entered an order confirming the Plan;

WHEREAS, this CVR Agreement is entered into pursuant to the Restructuring Support Agreement, dated as of August 23, 2023, by and among the Company and each of its subsidiaries as listed therein and the Supporting Parties (as defined therein);

WHEREAS, the Contingent Value Rights (“CVR”) shall be issued in accordance with and pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereto agree as follows:

SECTION 1.         Issuance of CVRs.

(a)	On the terms and subject to the conditions of this Agreement, in accordance with the terms of the Restructuring Support Agreement, the Company hereby issues 1,036,649 CVRs to the Holder on the date of this Agreement. The CVRs will not be evidenced by a certificate or other instrument.

(b)	Each CVR shall entitle the Holder, upon proper exercise, to receive from the Company an amount in cash equal to (i) the Market Price of one Ordinary Share (as the same may be hereafter adjusted pursuant to Section 5 hereof, the “CVR Number”) at the time of exercise less (ii) $99.36 (as the same may be hereafter adjusted pursuant to Section 5 hereof, the Exercise Price) (the “Cash Payment”), subject to the right of the Company to, at its option, issue Ordinary Shares to the Holder pursuant to an Equity Settlement as provided in Section 3(c) hereof, provided, however, that notwithstanding any adjustment to the Exercise Price, the Exercise Price shall not be less than the nominal (par) value of an Ordinary Share. For the avoidance of doubt, if the foregoing calculation of the Cash Payment to be made results in zero or a negative number, then no Cash Payment shall be due. The Ordinary Shares or (as provided in Section 5 hereof) other securities deliverable upon an Equity Settlement are referred to herein as the “CVR Shares.”

SECTION 2.         Nontransferable. The CVRs shall not be, directly or indirectly (including by way of transfer or disposition of equity interests in the Holder), sold, assigned, transferred, pledged, encumbered or in any other manner transferred or disposed of, in whole or in part. Any attempted sale, assignment, transfer, pledge, encumbrance or disposition of CVRs, in whole or in part, in violation of this Section 2 shall be void ab initio and of no effect. The CVRs will not be listed on any quotation system or traded on any securities exchange.

SECTION 3.         Duration and Exercise of CVRs.

(a)	Subject to the terms of this Agreement, each CVR shall be exercisable, in whole or in part, at any time and from time to time beginning on the date of this Agreement and ending at 5:02 p.m., New York City time, on November 14, 2027 (the “Expiration Date”). Notwithstanding the foregoing, a CVR shall not be exercisable in the 30 days following the issuance of a CVR unless the Market Price of one Ordinary Share is equal to or greater than the Exercise Price at the time of such exercise. At 5:01 p.m., New York City time, on the Expiration Date (or immediately prior to such earlier time as the CVRs may be cancelled pursuant to Section 5(o) in connection with a Fundamental Transaction that is not a Specified Fundamental Transaction), any CVRs in respect of which no CVR Exercise Notice has been received (“Unexercised CVRs”) shall be deemed to be automatically exercised by the Holder for the purposes of this Agreement (without the requirements of Section 3(b) below being required), it being understood, for the avoidance of doubt, that the Cash Payment due upon such exercise shall be calculated pursuant to Section 1(b) and no Cash Payment may be due.

(b)	Subject to the provisions of this Agreement, the CVRs may be exercised as follows: The Holder must provide a written notice of such election (“CVR Exercise Notice”) to exercise the CVR to the Company in accordance with the notice information set forth in Section 11 by no later than 5:00 p.m., New York City time, on the Expiration Date, which CVR Exercise Notice shall be substantially in the form set forth in Exhibit A hereto, properly completed and duly executed by the Holder.

(c)	Equity Settlement. The Company may, upon the exercise of a CVR, at the Company’s option and subject to the conditions of Section 3(g) below and to payment of the nominal value thereof (which for the avoidance of doubt is required by the next paragraph to be paid in cash by or for the account of the Holder), issue CVR Shares to the Holder in lieu of making some or all of the Cash Payment due upon exercise, subject to the provisions of this Agreement (including any adjustments made by the Company pursuant to Section 5 hereof) (an “Equity Settlement”). In such event, the Company shall issue a number of CVR Shares determined pursuant to the following formula:

where:

X = the number of CVR Shares to be issued by the Company pursuant to the Equity Settlement;

A = the Market Price of an Ordinary Share;

B = the Exercise Price;

C = the number of CVRs in respect of which the Company has elected an Equity Settlement; and

D = the nominal value of an Ordinary Share on the date on which the Holder delivers the Exercise Notice pursuant to Section 3(b).

In the case of an Equity Settlement, an amount in cash equal to the product of the nominal value of an Ordinary Share on the date on which the Holder delivers the Exercise Notice pursuant to Section 3(b) above and the number of CVR Shares issuable upon Equity Settlement of each CVR pursuant to this Section 3 shall be payable by or for the account of the Holder thereof on the date of issuance of the CVR Shares.

The Company may elect an Equity Settlement only if (i) the resale by the Holder of such CVR Shares would not require registration under the Securities Act, or such issuance or resale has been registered under the Securities Act (in the case the CVR Shares are “restricted securities” (as defined in Rule 144(a)(3) under the Securities Act) and the resale is to be registered, pursuant to the terms of a registration rights agreement reasonably acceptable to the Company and the Holder) and (ii) such shares are not otherwise subject to contractual restrictions on transfer.

The monetary value of the portion of the total consideration allocable to those terms of this Agreement that provide for Equity Settlement shall be $1,000.

(d)	Any exercise of a CVR pursuant to the terms of this Agreement shall be irrevocable and shall constitute a binding agreement between the Holder and the Company, enforceable in accordance with its terms; provided that if upon such exercise, the Market Price is determined pursuant to clause (y) of the definition thereof, the Holder may withdraw its CVR Exercise Notice no later than two (2) Business Days after receiving the Market Price Notice.

(e)	All questions as to the validity, form and sufficiency (including time of receipt) of a CVR Exercise Notice will be determined by the Company in good faith and its reasonable discretion in accordance with the provisions set forth below. The Company reserves the right to reject any and all CVR Exercise Notices not in proper form. Moreover, the Company reserves the absolute right to waive any of the conditions to the exercise of CVRs or defects in CVR Exercise Notices with regard to any particular exercise of CVRs. If the Company believes there is any irregularity in the exercise of the CVRs, then the Company shall promptly give notice to the Holder of such irregularities and an opportunity to cure the same, provided that the Company shall not incur any liability for the failure to give such notice.

(f)	As soon as practicable after the exercise of any CVR as set forth herein, the Company shall:

(i)	in the event of a Cash Payment, pay the applicable Cash Payment to the Holder by wire transfer of immediately funds to the account specified in the written instructions of the Holder within three (3) Business Days of receipt of the CVR Exercise Notice; or

(ii)	in the event of an Equity Settlement, issue such CVR Shares within three (3) Business Days following the date of such exercise, for the account of the Holder, in each case registered in such name and delivered to such account as directed in the CVR Exercise Notice by the Holder; provided, that if, at the time of the Equity Settlement, the Ordinary Shares are eligible for book-entry settlement via the facilities of the Depository Trust Company and are listed on a stock exchange, the CVR Shares shall be delivered by way of book-entry interest via the facilities of the Depository Trust Company.

(g)	The right of the Company to elect an Equity Settlement shall be subject to the following conditions:

(i)	the Company shall have available, free from preemptive rights and out of its aggregate authorized but unissued or treasury Ordinary Shares, Ordinary Shares equal to the number of CVRs Shares deliverable upon such Equity Settlement. The Company will keep a copy of this Agreement on file with the transfer agent for the Company’s Ordinary Shares and with every transfer agent for any CVR Shares issuable upon Equity Settlement of the CVRs pursuant to this Section 3.

(ii)	the Company shall have taken all necessary action to authorize the issue and allotment of the CVR Shares to be issued on an Equity Settlement of such CVR(s);

(iii)	the CVR Shares to be issued on an Equity Settlement of such CVR(s) will when issued be duly and validly issued, and free from all taxes, liens, charges and security interests created by or imposed upon the Company and upon allotment in accordance with the terms of this Agreement will be fully paid and nonassessable;

(iv)	the Company shall have used commercially reasonable efforts to procure the listing of the CVR Shares to be issued on an Equity Settlement of any CVR(s) on all Exchanges on which the Ordinary Shares in existence on the date of such exercise are then listed or traded;

(v)	the CVR Shares to be issued on an Equity Settlement of any CVR(s) will rank pari passu in all respects with all other Ordinary Shares in existence on the date of such exercise;

(vi)	the CVR Shares to be issued on an Equity Settlement of such CVR(s) will be entitled to the rights and subject to the obligations contained in the Company’s constitution in existence on the date of exercise; and

(vii)	the Board of Directors of the Company (the “Board”) shall not have taken any action to increase the nominal value of the Ordinary Shares above the Exercise Price of the CVRs nor reduce the Exercise Price below the nominal value of the Ordinary Shares.

SECTION 4.         Cancellation of CVRs. If the Company shall purchase or otherwise acquire CVRs, the CVRs shall thereupon be cancelled. Such cancelled CVRs shall thereafter be disposed of in a manner reasonably satisfactory to the Company.

SECTION 5.         Adjustments of Exercise Price and CVR Number. The applicable Exercise Price and CVR Number are subject to adjustment from time to time upon the occurrence of the events enumerated in this Section 5; provided that no single event shall give rise to an adjustment under more than one subsection of clauses (a) through (f) of this Section 5.

(a)	Share Dividends, Share Splits, Combinations, etc. In case the Company shall hereafter (A) pay a dividend or make a distribution or bonus issue on any of its Ordinary Shares in Ordinary Shares, or (B) subdivide (by way of a share split or otherwise) or reclassify any of its outstanding Ordinary Shares into a greater number of shares, then in each event, the Exercise Price in effect at the time of the record date (in the case of the preceding clause (A)) or effective date in the case of the preceding clause (B)) for such dividend, distribution, subdivision or reclassification shall be adjusted to the number obtained by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such dividend, distribution, subdivision or reclassification and (ii) the denominator of which shall be the number of Ordinary Shares issued and outstanding immediately prior to such dividend, distribution, subdivision or reclassification plus the number of Ordinary Shares issuable or issued, as applicable, as a result of such dividend, distribution, subdivision or reclassification. Conversely, in case the Company shall hereafter combine (by way of a reverse share split or otherwise) or reclassify any of its outstanding Ordinary Shares into a smaller number of shares, then in each event, the Exercise Price in effect at the time of the effective date for such combination or reclassification shall be adjusted to the number obtained by multiplying the Exercise Price immediately in effect prior thereto by a fraction (i) the numerator of which shall be the total number of Ordinary Shares issued and outstanding immediately prior to such combination or reclassification and (ii) the denominator of which shall be the number of Ordinary Shares issued and outstanding immediately prior to such combination or reclassification less the number of Ordinary Shares reduced as a result of such combination or reclassification. Notwithstanding anything herein to the contrary, the Exercise Price shall not be adjusted to be less than the nominal value of the Ordinary Shares.

(b)	Dividends and Distributions. In the event the Company shall, at any time or from time to time after the date hereof, distribute to the holders of Ordinary Shares any dividend or other distribution of cash, evidences of its indebtedness, other securities or other properties or assets, or any options, warrants or other rights to subscribe for or purchase any of the foregoing (in each case other than (i) dividends or distributions of Ordinary Shares referred to in Section 5(a) above, (ii) issuances of Options or Convertible Securities referred to in Section 5(c) below or (iii) distributions of rights pursuant to Section 5(e) below), then the Exercise Price shall be decreased to a price determined by multiplying the Exercise Price then in effect by a fraction, the numerator of which shall be the Market Price per Ordinary Share on the record date for such distribution less the sum of (A) the cash portion, if any, of such distribution per Ordinary Share outstanding (exclusive of any treasury shares) on the record date for such distribution plus (B) the then Market Price per Ordinary Share outstanding (exclusive of any treasury shares) on the record date for such distribution of that portion, if any, of such distribution consisting of evidences of indebtedness, other securities, properties, assets, Options, warrants or subscription or purchase rights, and the denominator of which shall be such Market Price per Ordinary Share on the record date for such distribution. The adjustments required by this Section 5(b) shall be made whenever any such distribution occurs retroactive to the record date for the determination of shareholders entitled to receive such distribution.

(c)	Issuance of Options or Convertible Securities. Except (w) in connection with the exercise or conversion of any outstanding Options or Convertible Securities of the Company (as such Options and Convertible Securities are in effect on the Effective Date) or the CVRs, (x) with respect to securities or equity awards granted under any equity incentive plans adopted by the Board in good faith for the benefit of employees, directors, independent contractors or similar Persons (“Approved Incentive Plans”), (y) with respect to the offering of any rights (which rights shall also attach to, and be issuable to holders of Ordinary Shares on a ratable basis with other Ordinary Share Equivalents) pursuant to a shareholder’s rights plan which may be adopted by the Company unless and until such date, if any, upon which the rights become effective or are triggered and cannot be redeemed by the Company at its option for nominal consideration, at which time the appropriate adjustments shall be made pursuant to this Section 5) or (z) with respect to any Rights Offering (as defined below), in the event (i) the Company shall, at any time or from time to time after the date hereof, issue, sell, distribute or otherwise grant in any manner (including by assumption) any rights to subscribe for or to purchase, or any warrants or options for the purchase of, any Ordinary Shares or any shares or securities convertible into or exchangeable for any Ordinary Shares (any such rights, warrants or options being herein called “Options” and any such convertible or exchangeable shares or securities being herein called “Convertible Securities”) or any Convertible Securities (other than upon exercise of any Option), whether or not such Options or the rights to convert or exchange such Convertible Securities are immediately exercisable, and (ii) the price per share at which such Ordinary Share Equivalents are issuable upon the exercise of such Options or upon the conversion or exchange of such Convertible Securities (determined by dividing (a) the aggregate amount if any, received or receivable by the Company as consideration for the issuance, sale, distribution or granting of such Options or any such Convertible Security, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the exercise of all such Options or upon conversion or exchange of all such Convertible Securities, plus, in the case of Options to acquire Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the conversion or exchange of all such Convertible Securities, by (b) the total maximum number of Ordinary Shares issuable upon the exercise of all such Options or upon the conversion or exchange of all such Convertible Securities or upon the conversion or exchange of all Convertible Securities issuable upon the exercise of all such Options) shall be less than the Market Price per Ordinary Share on the record date for the issuance, sale, distribution or granting of such Options or Convertible Security (any such event being herein called a “Distribution”) then, effective upon such Distribution, the Exercise Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying such Exercise Price in effect immediately prior to such Distribution by a fraction, the numerator of which shall be the sum of (i) the number of Ordinary Shares outstanding (exclusive of any treasury shares) immediately prior to such Distribution plus (ii) the number of shares which the aggregate consideration, if any, received (or to be received upon exercise) by the Company would purchase at such Market Price, and the denominator of which shall be the sum of (A) the total number of Ordinary Shares outstanding (exclusive of any treasury shares) immediately prior to such Distribution plus (B) the total number of Ordinary Shares issuable upon exercise of all such Options or upon conversion or exchange of all such Convertible Securities. For purposes of the foregoing, the total maximum number of Ordinary Shares issuable upon exercise of all such Options or upon conversion or exchange of all such Convertible Securities or upon the conversion or exchange of the total maximum amount of the Convertible Securities issuable upon the exercise of all such Options shall be deemed to have been issued as of the date of such Distribution and thereafter shall be deemed to be outstanding and the Company shall be deemed to have received as consideration therefor such price per share, determined as provided above. Except as provided in Section 5(k) and Section 5(m) below, no additional adjustment of the Exercise Price shall be made upon the actual exercise of such Options or upon conversion or exchange of the Convertible Securities or upon the conversion or exchange of the Convertible Securities issuable upon the exercise of such Options. None of the following issuances of securities shall be subject to adjustment pursuant to this Section 5(c): (i) to lenders with respect to bona fide loans made by such lenders to the Company, (ii) as consideration for the bona fide acquisition of any business or asset or (iii) issued in connection with bona fide sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships (in each case with respect to clauses (i) through (iii), not for the primary purpose of raising equity capital).

(d)	Issuance of Additional Ordinary Shares. If at any time the Company shall issue or sell any Ordinary Shares after the date hereof, except in connection with (i) the exercise or conversion of any outstanding Options or Convertible Securities of the Company (as such Options and Convertible Securities are in effect on the Effective Date) or the CVRs, (ii) the issuance of any Ordinary Shares under, or the issuance of any Ordinary Shares upon the conversion or exercise of any Option or other rights granted under, Approved Incentive Plans, (iii) Ordinary Shares issued pursuant to or upon share splits, combinations or dividends or other transactions referred to in Section 5(a) above, (iv) the offering of any rights (which rights shall also attach to, and be issuable to holders of Ordinary Shares on a ratable basis with other Ordinary Share Equivalents) pursuant to a shareholder’s rights plan which may be adopted by the Company unless and until such date, if any, upon which the rights become effective or are triggered and cannot be redeemed by the Company at its option for nominal consideration, at which time the appropriate adjustments shall be made pursuant to this Section 5) or (v) any subscription pursuant to any Rights Offering, in each case (after giving effect to any adjustments required to be made by this Section 5) (such Ordinary Shares, “Additional Shares”), for consideration in an amount per Additional Share less than 92.5% of the Market Price per Ordinary Share, then the Exercise Price shall be reduced to the price (calculated to the nearest cent) determined by multiplying such Exercise Price in effect immediately prior to such issuance or sale by a fraction, the numerator of which shall be the sum of (i) the number of Ordinary Shares outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale plus (ii) the number of Ordinary Shares which the aggregate consideration received by the Company would purchase if such shares were sold at such Market Price, and the denominator of which shall be the sum of (A) the total number of Ordinary Shares outstanding (exclusive of any treasury shares) immediately prior to such issuance or sale plus (B) the total number of Ordinary Shares actually issued or sold. For the purposes of this Section 5(d), none of the following issuances shall be considered the issuance or sale of Ordinary Shares: (x) the issuance of Ordinary Shares in a bona fide public offering pursuant to a firm commitment underwriting by a firm which is a member of the Financial Industry Regulation Authority, or (y) the issuance of Ordinary Shares (i) to lenders with respect to bona fide loans made by such lenders to the Company, (ii) as consideration for the bona fide acquisition of any business or asset or (iii) issued in connection with bona fide sponsored research, collaboration, technology license, development, marketing or other similar agreements or strategic partnerships (in each case with respect to clauses (i) through (iii), not for the primary purpose of raising equity capital).

(e)	Rights Offerings. If the Company issues to holders of its Ordinary Shares, or shall fix a record date for the determination of holders of its Ordinary Shares to receive, any right to subscribe for additional Ordinary Shares pursuant to a rights offering at a price per Ordinary Share less than 92.5% of the Market Price thereof as of the Trading Day immediately preceding the announcement date of the offering (a “Rights Offering”), then the Exercise Price shall, with effect at the open of business on the Business Day immediately following the date on which such Rights Offering is consummated, be decreased to a price determined in accordance with the following formula:

EP2 = EP1 * (O + Y) ÷ (O + X)

•	“EP2” shall mean the Exercise Price in effect immediately after the adjustment provided in this Section 5(e);

•	“EP1” shall mean the Exercise Price in effect immediately before the adjustment provided in this Section 5(e);

•	“O” shall mean the number of Ordinary Shares outstanding immediately before the consummation of the Rights Offering;

•	“X” shall mean the number of Ordinary Shares issuable upon exercise of such rights pursuant to the Rights Offering; and

•	“Y” shall mean the number of Ordinary Shares equal to the aggregate price payable for the Ordinary Shares in the Rights Offering divided by the Market Price of one Ordinary Share as of the Trading Day immediately preceding the announcement date of the Rights Offering.

For purposes of this Section 5(e), if the applicable Rights Offering is for securities convertible into or exercisable for Ordinary Shares, in determining the price payable for Ordinary Shares in the Rights Offering, there shall be taken into account the consideration received for such rights as well as any additional amount payable upon exercise or conversion. Any adjustment under this Section 5(e) shall be effective as of the open of business on the Business Day immediately following the date on which such Rights Offering is consummated.

(f)	Issuer Tender or Exchange Offers. In the event the Company or any subsidiary shall, at any time or from time to time, offer to repurchase or redeem Ordinary Shares at a price per share that is greater than 110% of the Market Price of such Ordinary Shares as of the tenth (10th) Trading Day immediately following the date on which such offer to repurchase is consummated (other than a repurchase upon a transaction to which Section 5(o) (Fundamental Transactions) applies) on the date on which such offer is consummated (an “Above FMV Repurchase”), then the Exercise Price in effect on the date of the consummation of the Above FMV Repurchase shall be decreased to a price determined in accordance with the following formula:

CPA2 = CPA1 * (FMV - P) ÷ FMV

For purposes of the foregoing formula, the following definitions shall apply:

•	“CPA2” shall mean the Exercise Price in effect immediately after the adjustment provided in this SECTION 5(f));

•	“CPA1” shall mean the Exercise Price in effect immediately prior to such Above FMV Repurchase;

•	“FMV” shall mean the Market Price of the total number of Ordinary Shares outstanding prior to the consummation of such Above FMV Repurchase, calculated based on the Market Price of one Ordinary Share on the Business Day after the tenth (10th) Trading Day immediately following the date on which such Above FMV Repurchase is consummated; and

•	“P” shall mean the amount by which the Market Price of all consideration paid or payable for Ordinary Shares repurchased or redeemed in any Above FMV Repurchase exceeds the aggregate Market Price for such Ordinary Shares on the Business Day after the tenth (10th) Trading Day immediately following the date on which such Above FMV Repurchase is consummated.

Any adjustment under this SECTION 5(f) shall be effective as of the open of business on the Business Day immediately following the date on which such Above FMV Repurchase is consummated.

(g)	Certain Distributions. If the Company shall pay a dividend or make any other distribution to holders of Ordinary Share Equivalents payable in Options or Convertible Securities for which adjustment is to be made pursuant to Section 5(b) above, then, for purposes of Section 5(d) above, such Options or Convertible Securities shall be deemed to have been issued or sold without consideration.

(h)	Consideration Received. If any Ordinary Shares, Options or Convertible Securities shall be issued, sold or distributed for consideration other than cash, the amount of the consideration other than cash received by the Company in respect thereof shall be deemed to be the then Market Price of such consideration. If any Options shall be issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued without consideration.

(i)	Adjustment to CVR Number. Whenever the Exercise Price is adjusted as provided in Sections 5(a) and (c)-(f) above, the CVR Number shall simultaneously be adjusted by multiplying the CVR Number immediately prior to such adjustment by a fraction, the numerator of which shall be the Exercise Price immediately prior to such adjustment, and the denominator of which shall be the Exercise Price immediately thereafter.

(j)	Changes in Options and Convertible Securities. If any of (i) the exercise price provided for in any Options referred to in Section 5(c) above, (ii) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 5(c) above, or (iii) the rate at which any Convertible Securities referred to in Section 5(c) above are convertible into or exchangeable for Ordinary Shares shall change at any time (other than under or by reason of provisions designed to protect against dilution upon an event which results in a related adjustment pursuant to this Section 5), then the Exercise Price then in effect and the CVR Number shall forthwith be readjusted (effective only with respect to any exercise of any CVR after such readjustment) to such Exercise Price and CVR Number that would then be in effect had the adjustment made upon the issuance, sale, distribution or granting of such Options or Convertible Securities been made based upon such changed purchase price, additional consideration or conversion rate, as the case may be, but only with respect to such Options and Convertible Securities as then remain outstanding.

(k)	Expiration of Options and Convertible Securities, etc. In the event that an adjustment is made pursuant to Section 5(a)-(j) above and either (x) the underlying event requiring such adjustment does not occur, including, in the case of any adjustment in respect of any dividend or distribution or the fixing of a record date with respect thereto, where the Board publicly announces its decision not to pay or make such dividend or distribution, or (y) in the case of the issuance of Options or Convertible Securities pursuant to Section 5(c) or a Rights Offering pursuant to Section 5(e), upon the expiration or termination of any Option, Convertible Security or any unexercised right (or portion thereof), in each case, in respect of which an adjustment was previously made to the Exercise Price and the CVR Number in accordance with the terms of Section 5(a)-(j) above, then the Exercise Price and the CVR Number shall be readjusted retroactively to the date of the original adjustment, to be the Exercise Price and the CVR Number that would then be in effect had the applicable adjustment not been made with respect to such underlying event or expiration or termination of such Options, Convertible Securities or unexercised rights.

(l)	Deferral or Exclusion of Certain Adjustments; Rounding. No adjustment to the Exercise Price or CVR Number shall be required hereunder unless such adjustment together with other adjustments carried forward as provided below, would result in an increase or decrease of at least 1% of the applicable Exercise Price or CVR Number; provided, that any adjustments which by reason of this Section 5(l) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. No adjustment need be made for a change in the nominal value of the Ordinary Shares (unless such change arises on the occurrence of one or more of the events enumerated in this Section 5 in which case the applicable Exercise Price and CVR Number shall be adjusted in accordance with the provisions of this Section 5). All calculations under this Section shall be made to the nearest $0.01 or to the nearest 1/1,000th of a share, as the case may be.

(m)	Other Adjustments. In the event that at any time, as a result of an adjustment made pursuant to this Section 5, the Holder shall become entitled to receive upon Equity Settlement in connection with the exercise of the CVR any securities of the Company other than Ordinary Shares, thereafter the number of such other securities so receivable upon the exercise of any CVR and the relevant Exercise Price applicable to such exercise shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Ordinary Shares contained in this Section 5.

(n)	Other Action Affecting Ordinary Share Equivalents. In case at any time or from time to time the Company shall take any action in respect of any of its Ordinary Share Equivalents, other than any action described in this Section 5, then the number of Ordinary Shares, or other securities issuable upon Equity Settlement of each CVR shall be adjusted in such manner determined by the Board in its discretion, so as to preserve the economic value of such CVRs. If the Company shall at any time and from time to time issue or sell (i) any shares of any class constituting Ordinary Share Equivalents other than Ordinary Shares, (ii) any evidences of its indebtedness, shares or other securities which are convertible into or exchangeable for Ordinary Share Equivalents other than Ordinary Shares, with or without the payment of additional consideration in cash or property, or (iii) any warrants or other rights to subscribe for or purchase any such Ordinary Share Equivalents other than Ordinary Shares or any such evidences, shares or other securities, then in each such case such issuance shall be deemed to be of, or in respect of, Ordinary Shares for purposes of this Section 5.

(o)	Fundamental Transactions. In the event the Company shall, at any time or from time to time after the Effective Date while the CVRs remain outstanding and unexpired in whole or in part, consummate a Fundamental Transaction, each CVR shall be automatically canceled effective upon the date of consummation of such Fundamental Transaction (after which such CVR shall be void and may no longer be exercised) for no consideration (and for the avoidance of doubt no new CVR shall be issued), provided, that in the case of a Specified Fundamental Transaction (without regard to the nature of the consideration in such Specified Fundamental Transaction), the Holder shall be entitled, following consummation of the Specified Fundamental Transaction and compliance by the Holder with the Specified Fundamental Transaction Notice Procedures, for each CVR held by the Holder upon the cancellation thereof, to receive, on the earlier of (x) the date on which holders of Ordinary Shares receive consideration in such Specified Fundamental Transaction with respect to or in exchange for such Ordinary Shares held by such holders immediately prior to the consummation of the Specified Fundamental Transaction or (y) within twenty-five (25) days of the consummation of such Specified Fundamental Transaction, or such earlier date as may be required under applicable law or regulation (including, without limitation the Irish Takeover Panel Act, 1997 Takeover Rules (“ITRs”)), an amount of cash equal to the Black Scholes Value;

(i)	Defined Terms with Respect to this Section 5(o):

(1)	“Black Scholes Value” means the value of a CVR based on the Black and Scholes Option Pricing Model obtained from the “OV” function on Bloomberg L.P. determined as of the date of consummation of the applicable Specified Fundamental Transaction for pricing purposes and reflecting (A) a risk-free interest rate corresponding to the U.S. Treasury rate for a period equal to the time between the date of the public announcement of the applicable Specified Fundamental Transaction and the Expiration Date, (B) an expected volatility equal to the lesser of 75% and the 100 day volatility obtained from the HVT function on Bloomberg L.P. as of the Trading Day immediately following the public announcement of the applicable Specified Fundamental Transaction, (C) the underlying price per share used in such calculation shall be the sum of the price per Ordinary Share in cash in the applicable Specified Fundamental Transaction (if any) plus the Market Price of the non-cash consideration receivable by the holders of Ordinary Shares with respect to each Ordinary Share in the applicable Specified Fundamental Transaction (if any), (D) a zero cost of borrow, (E) a strike price equal to the Exercise Price in effect on the date of consummation of the Specified Fundamental Transaction and (F) a remaining option time equal to the time between the date of the public announcement of the applicable Specified Fundamental Transaction and the Expiration Date.

(2)	“Exercise Price” means the Exercise Price in effect immediately prior to consummation of the Specified Fundamental Transaction.

(3)	“Fundamental Transaction” means any (i) acquisition, merger, consolidation, conveyance, amalgamation, statutory share exchange, scheme of arrangement, spin-off, carve-out, demerger, business combination or other similar transaction or series of related transactions to which the Company is a party, (ii) direct or indirect purchase offer, tender offer or exchange offer for all of the issued Ordinary Shares (other than Ordinary Shares in which the offeror already has a Beneficial Ownership) or pursuant to which all holders of Ordinary Shares are permitted to sell, tender or exchange their shares for other securities, cash or property and has been accepted in respect of more than 50% of the Ordinary Shares to which such purchase offer, tender offer or exchange offer relates or by the holders of 50% or more of the outstanding Ordinary Shares or (iii) sale, lease, transfer or other disposition of all or substantially all of the assets of the Company and its subsidiaries (by value), including in connection with a liquidation or winding up of the Company, which, in each of the cases of (i), (ii) and (iii) is consummated with any party (whether or not it is an affiliate of the Company at the time of such transaction), and which is effected in such a way that the holders of Ordinary Shares receive or are entitled to receive (either directly or subsequently in connection with a liquidation or winding up of the Company) cash, stock, securities or other assets or property (or any combination thereof) with respect to or in exchange for Ordinary Shares. Notwithstanding the foregoing, none of the following shall, in and of itself, constitute a Fundamental Transaction: (a) any transaction for the purpose of changing the legal domicile of the Company or any of its subsidiaries or parent companies, reincorporating the Company or any of its subsidiaries or parent companies in another jurisdiction, or changing the legal form of the Company or any of its subsidiaries or parent companies, (b) any transaction for the purpose of tax planning, tax reorganization or tax restructuring, (c) any transaction taken in connection with and reasonably relating to the consummation of an initial public offering of the equity interests of the Company or any of its subsidiaries or parent companies, or the listing of any of their respective equity interests on any foreign or domestic securities exchange, (d) any recapitalization, reclassification or conversion of the equity interests of the Company or any of its subsidiaries or parent companies, or (e) any other transactions similar to the foregoing, or for similar, complementary or related purposes, which in each case are not in the nature of a third-party merger or acquisition. For avoidance of doubt, any scheme of arrangement effected for the purpose of implementing the Plan (as defined in the Restructuring Support Agreement) shall not constitute a Fundamental Transaction.

(4)	“Specified Fundamental Transaction” means any Fundamental Transaction in which (i) the counterparty is an affiliate of the Company or (ii) no customary, competitive sale process was conducted.

(5)	“Specified Fundamental Transaction Notice Procedures” means the Company’s delivery of written notice to the Holder setting forth any action to be taken by the Company that may constitute a Specified Fundamental Transaction, and the amount of cash to be received by the Holder pursuant to such Specified Fundamental Transaction (if any). Such notice shall be delivered by the Company to the Holder’s address appearing on the Holder’s signature page below, and shall be delivered on a date calculated and by a method chosen by the Company to reasonably ensure that such notice shall be actually received by the Holder as promptly as practicable and in any event at least fifteen (15) days prior to the consummation of the Specified Fundamental Transaction.

(ii)	The Company shall take such steps in connection with any Specified Fundamental Transaction as may be necessary to assure that the provisions of this Section 5(o) shall be complied with, and shall not effect or otherwise participate in any Specified Fundamental Transaction unless, prior to the consummation thereof, the surviving Person (if other than the Company) resulting from such Specified Fundamental Transaction, shall assume, by written instrument the obligation to make any cash payments to the Holder in accordance with this Section 5(o).

(p)	Consolidation, Merger or Sale of Assets Other than a Fundamental Transaction. If the Company shall at any time consolidate with or merge into another Person (other than a Fundamental Transaction), reorganize or recapitalize or reclassify its Ordinary Shares or sell or otherwise dispose of all or substantially all of its assets or effectuate a similar transaction, in each case in such a way that the holders of Ordinary Shares are entitled to receive (either directly or upon subsequent liquidation) securities and/or property with respect to or in exchange for Ordinary Shares, the Holder will thereafter receive, upon the Equity Settlement in connection with the exercise thereof in accordance with the terms of this Agreement, the securities or property to which the holder of the number of Ordinary Shares then deliverable upon the exercise or conversion of such CVR would have been entitled upon such consolidation, merger, recapitalization, reclassification, or sale or other disposition of all or substantially all of its assets and the Company shall take such steps in connection with such consolidation, merger, recapitalization, reclassification, or sale or other disposition as may be necessary to assure that the provisions hereof shall thereafter be applicable (including the adjustment provisions of this Section 5), as nearly as reasonably may be, in relation to any securities or property thereafter deliverable upon the Equity Settlement in connection with the exercise of the CVR. The Company or the successor Person, as the case may be, shall execute and deliver to the Holder a supplemental agreement so providing. In addition, such supplemental agreement shall provide that the successor Person assumes all of the duties and obligations of the Company under this Agreement. A sale of all or substantially all the assets of the Company (other than a Fundamental Transaction) for consideration (apart from the assumption of obligations) consisting primarily of securities shall be deemed a consolidation or merger for the foregoing purposes. The provisions of this Section 5(p) shall similarly apply to successive mergers or consolidations or sales or other transfers or transactions.

(q)	Foreign Currency. If any of the consideration referred to in any of the provisions of this Section 5 is receivable in a currency other than U.S. dollars (a “Foreign Currency”) such consideration shall be translated into U.S. dollars for the purposes of this Section 5 at the Exchange Rate on the date as of which said consideration is required to be calculated. “Exchange Rate” means the rate at which a Foreign Currency may be exchanged into U.S. dollars as set forth at approximately 11:00 a.m. on any day of determination on the Reuters World Currency Page for such Foreign Currency. In the event that such rate does not appear on any Reuters World Currency Page, the Exchange Rate shall be determined by reference to such other publicly available service for displaying exchange rates as may be reasonably agreed to by the Company.

SECTION 6.         Fractional CVR Shares. Notwithstanding any adjustment pursuant to Section 5 in the number of CVR Shares issuable upon an Equity Settlement of a CVR, the Company shall not be required to issue fractions of CVR Shares upon an Equity Settlement of the CVRs, or to distribute certificates which evidence fractional CVR Shares. If more than one CVR shall be presented for exercise in full at the same time by the Holder, the number of full CVR Shares which shall be issuable upon the Equity Settlement thereof shall be computed on the basis of the aggregate number of CVR Shares issuable upon Equity Settlement of the CVRs so presented. If any fraction of a CVR Share would, except for the provisions of this Section 6, be issuable in an Equity Settlement of any CVRs (or specified portion thereof), the Company shall pay an amount in cash equal to the Market Price per Ordinary Share, as determined on the day immediately preceding the date on which the Holder delivered the applicable CVR Exercise Notice, multiplied by such fraction, computed to the nearest whole U.S. cent.

SECTION 7.         Redemption. Without limiting the provisions for cancelation of the CVRs as set forth in Section 5(o) (Fundamental Transactions) hereof, the CVRs shall not be redeemable by the Company or any other Person.

SECTION 8.         Notices to Holder. Except as provided in Section 5(o) (Fundamental Transactions) with respect to Specified Fundamental Transaction Notice Procedures, upon any adjustment of (i) the CVR Number, (ii) the Exercise Price, and/or (iii) the number or amount, as applicable, and type, of securities, or other property that may be issued upon Equity Settlement in connection with the exercise of a CVR pursuant to Section 5(p), the Company, within five (5) Business Days thereafter, shall (x) prepare a certificate signed by an Appropriate Officer of the Company setting forth the event giving rise to such adjustment, such adjustment and setting forth in reasonable detail the method of calculation and the facts upon which such adjustment was made, and (y) give the Holder a copy of such certificate at the Holder’s address appearing on the Holder’s signature page below. Where appropriate, such notice may be given in advance and included as a part of the notice required to be mailed under the other provisions of this Section 8.

If:

(i)	the Company proposes to take any action that would require an adjustment pursuant to Section 5 hereof (unless no adjustment is required pursuant to Section 5(l) hereof);

(ii)	there shall be a dissolution, liquidation or winding up of the Company (other than in connection with a consolidation, merger or sale of all or substantially all of its property, assets and business as an entirety); or

(iii)	the Company provides any notices to holders of its Ordinary Shares,

then the Company shall give notice to the Holder at the Holder’s address appearing on the Holder’s signature page below, such giving of notice to be completed at least ten (10) Business Days prior to the effective date of such action (or the applicable record date for such action if earlier), or, in the case of clause (iii), at such time as such notices are provided to holders of Ordinary Shares; provided that in the case of clause (iii), any notice that is made publicly available via the SEC’s EDGAR filing system, the Company’s website or is otherwise made publicly available will be deemed to have been provided in accordance with this Section 8. Such notice shall specify, as applicable, the proposed effective date of such action and the record date and the material terms of such action.

Upon the receipt of a Holder’s CVR Exercise Notice, the Company shall promptly acknowledge receipt thereof. The Company shall calculate the Market Price of the Ordinary Shares within three (3) Business Days of receiving the CVR Exercise Notice, unless the Market Price is determined pursuant to clause (y) of the definition thereof or clause (b) of the last proviso thereof, in which case the Company shall calculate the Market Price within ten (10) Business Days of receiving the CVR Exercise Notice. The Company shall deliver a written notice to the Holder setting forth the Market Price of the Ordinary Shares (the “Market Price Notice”) by a method chosen by the Company to reasonably ensure that such notice shall be actually received by the Holder as promptly as practicable, but in no event later than five (5) Business Days after it has calculated the Market Price.

The failure to give the notice required by this Section 8 or any defect therein shall not affect the legality or validity of any action, distribution, right, warrant, dissolution, liquidation or winding up or the vote upon or any other action taken in connection therewith.

SECTION 9.         Information Rights.

(a)	Subject to the Holder executing and delivering to the Company a Confidentiality Agreement, the Company shall provide the Holder (A) within sixty (60) days following each quarter’s end, the Company’s unaudited statements of income and cash flows for such fiscal quarter, and the Company’s unaudited balance sheet as of the end of such fiscal quarter, (B) within one hundred twenty (120) days following each fiscal year’s end, (i) the Company’s audited balance sheet as of the end of such year, and (ii) the Company’s audited statements of income and cash flows for such year; provided that in each case, such financial statements shall be audited by independent public accountants of nationally recognized standing (clauses (A) and (B) together, the “Financial Statements”), (C) upon the written request of the Holder, a register of the members of the Company then in effect, and (D) upon the written request of the Holder, any such additional information that the Holder may reasonably request as required for regulatory, tax or compliance purposes. For the avoidance of doubt, the Company may provide information in Exchange Act filings to satisfy the foregoing rights of the Holder.

(b)	The Holder shall be permitted to participate in a teleconference call to be held by the Company with the Holder and holders of Ordinary Shares between five (5) and twenty (20) Business Days after delivery of each Financial Statement to discuss the Company’s business, financial condition and financial performance, prospects, liquidity and capital resources. The Company will have no obligation to publicly disclose (or otherwise cleanse for securities law purposes) any information provided pursuant to this Section 9 or to confirm that any information provided to the Holder is or is not material, and the Company shall not be liable for any resulting limitation or restriction on dealing in securities of the Company or its subsidiaries arising from the absence of any such disclosure (or cleansing) and/or materiality of information.

(c)	Notwithstanding any of the foregoing, nothing herein shall require the Company to provide any information if the Board believes in good faith that such exclusion or omission is necessary to (i) preserve the legal privilege of the Company or any of its subsidiaries; (ii) fulfil the obligations of the Company or any of its subsidiaries with respect to confidential or proprietary information of third parties; (iii) protect the trade secrets, mysteries of trade, or secret processes which may relate to the conduct of the business of the Company or any of its subsidiaries, or protect against a conflict of interest or (iv) comply with any agreement, law or order (provided that the Company shall use its commercially reasonable efforts to cause such information to be provided in a manner that would not result in such violation).

SECTION 10.         Holder Not Deemed a Shareholder. Nothing contained in this Agreement or in any of the CVRs shall be construed as conferring upon the Holder the right to vote or to receive dividends or to participate in any transaction that would give rise to an adjustment of the Exercise Price under Section 5 or to consent or to receive notice as shareholders in respect of the meetings of shareholders or for the election of directors of the Company or any other matter, or any rights whatsoever as shareholders of the Company. The CVRs do not represent any equity or ownership interest in the Company or any of its Affiliates.

SECTION 11.         Notices to Company. Any notice or demand authorized or permitted by this Agreement to be given or made by the Holder to or on the Company to be effective shall be in writing (including by electronic transmission including portable document format (pdf.)), and shall be deemed to have been duly given or made when delivered by hand or by email with electronic receipt, or two (2) Business Days after being delivered to a recognized courier (whose stated terms of delivery are two (2) Business Days or less to the destination of such notice), or five (5) days after being deposited in the mail, first class and postage prepaid or, in the case of notice by electronic transmission, when received, addressed as follows (until another address is provided in writing by the Company to the Holder):

Mallinckrodt plc

675 McDonnell Boulevard

Hazelwood, MO 63042

Attention: Daniel J. Speciale

Email: investor.relations@mnk.com

with copies (which shall not constitute notice) to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, NY 10019
Attention: Victor Goldfeld
Email: VGoldfeld@wlrk.com

Latham & Watkins LLP
1271 Avenue of the Americas
New York, NY 10020
Attention: Benjamin D. Stern
Email: Benjamin.Stern@lw.com

SECTION 12.         Payment of Taxes and Charges. The Company will pay when due and payable all documentary stamp taxes and charges, if any, that may be payable in respect of (i) the initial issuance or delivery of each CVR and (ii) the initial issuance of CVR Shares upon the Equity Settlement of CVRs; or (iii) upon the cancelation (including by repurchase) by the Company of any or all of the CVRs provided, however, that the Company shall not be required to pay any such tax or taxes which may be payable in respect of any transfer involved in the issuance of CVR Shares in a name other than that of the Holder, and the Company shall not be required to issue or deliver such CVR Shares in a name other than that of the Holder unless or until the Person or Persons requesting the issuance thereof (if other than the Holder) shall have paid to the Company the amount of all transfer taxes or similar government charges or shall have established to the satisfaction of the Company (acting reasonably) that such taxes or charges have been paid or that the transfer is exempt or subject to a relief from such taxes or charges.

SECTION 13.         Noncircumvention. The Company hereby covenants and agrees that it will not, by amendment of its constitution, or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issuance or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms applicable to CVRs hereunder, and will at all times in good faith carry out all of the provisions of this Agreement.

SECTION 14.         Supplements and Amendments. This Agreement constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and may not be amended, except in a writing signed by both of them. The Company may from time to time supplement or amend this Agreement or the CVRs (i) without the approval of the Holder in order to cure any ambiguity, manifest error or other mistake in this Agreement or to correct or supplement any provision contained herein that may be defective or inconsistent with any other provision herein, or to make any other provisions in regard to matters or questions arising hereunder that the Company may deem necessary or desirable and that shall not adversely affect, alter or change the interests of the Holder or (ii) with the prior written consent of the Holder; provided, however, that the prior written consent of the Holder shall be required for any amendment of this Agreement pursuant to which the Exercise Price would be increased, the CVR Number would be decreased or the Expiration Date would be advanced to an earlier date. Notwithstanding anything to the contrary herein, if upon the delivery of a certificate from an Appropriate Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 14. Any amendment, modification or waiver effected pursuant to and in accordance with the provisions of this Section 14 will be binding upon the Holder and the Company. In the event of any amendment, modification or waiver, the Company will give prompt notice thereof to the Holder.

SECTION 15.         Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Holder shall bind and inure to the benefit of their respective successors and assigns hereunder.

SECTION 16.         Termination. This Agreement shall terminate at 5:02 p.m., New York City time, on the Expiration Date (or at 5:02 p.m., New York City Time, on the Business Day immediately following the Expiration Date, with respect to any CVR exercised as set forth in the last sentence of Section 3(b)). Notwithstanding the foregoing, this Agreement will terminate on such earlier date on which all outstanding CVRs have been exercised. Termination of this Agreement shall not relieve the Company of any of its obligations arising prior to the date of such termination or in connection with the settlement of any CVR exercised prior to 5:00 p.m., New York City time, on the Expiration Date. The provisions of this Section 16, Section 17 and Section 18 shall survive such termination.

SECTION 17.         Governing Law Venue and Jurisdiction; Trial By Jury. This Agreement and each CVR issued hereunder shall be deemed to be a contract made under the laws of the State of New York and for all purposes shall be governed by and construed in accordance with the laws of such state. Each party hereto consents and submits to the jurisdiction of the courts of the State of New York and of the federal courts of the Southern District of New York in connection with any action or proceeding brought against it that arises out of or in connection with, that is based upon, or that relates to this Agreement or the transactions contemplated hereby. In connection with any such action or proceeding in any such court, each party hereto hereby waives personal service of any summons, complaint or other process and hereby agrees that service thereof may be made in accordance with the procedures for giving notice set forth in Section 11 hereof. Each party hereto hereby waives any objection to jurisdiction or venue in any such court in any such action or proceeding and agrees not to assert any defense based on lack of jurisdiction or venue in any such court in any such action or proceeding. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any action, proceeding or counterclaim as between the parties directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated hereby or disputes relating hereto. Each of the parties hereto (i) certifies that no representative, agent or attorney of any other party hereto has represented, expressly or otherwise that such other party hereto would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 17.

SECTION 18.         Benefits of this Agreement. Nothing in this Agreement shall be construed to give to any Person other than the Company and the Holder any legal or equitable right, remedy or claim under this Agreement, and this Agreement shall be for the sole and exclusive benefit of the Company and the Holder.

SECTION 19.         Counterparts. This Agreement may be executed (including by means of electronically transmitted portable document format (.pdf) signature pages complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) in any number of counterparts and each such counterpart shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

SECTION 20.         Headings. The headings of sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof and in no way modify or restrict any of the terms or provisions hereof.

SECTION 21.         Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction, such invalidity, illegality or unenforceability shall not affect the validity, legality or enforceability of any other provision of this Agreement in such jurisdiction or affect the validity, legality or enforceability of any provision in any other jurisdiction, and the invalid, illegal or unenforceable provision shall be interpreted and applied so as to produce as near as may be the economic result intended by the parties hereto. Upon determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement (subject to obtaining the consents of the Holder provided for in Section 14, to the extent such consents are required pursuant to such Section) so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible, provided that if the parties cannot mutually agree on such modification, the parties hereby agree that the court or governmental body making such determination will have the power to modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its reduced form, such provision will then be enforceable and will be enforced.

SECTION 22.         Meaning of Terms Used in Agreement. The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any references to any federal, state, local or foreign statute or law shall also refer to all rules and regulations promulgated thereunder, unless the context otherwise requires. Unless the context otherwise requires: (a) a term has the meaning assigned to it by this Agreement; (b) forms of the word “include” mean that the inclusion is not limited to the items listed; (c) “or” is disjunctive but not exclusive; (d) words in the singular include the plural, and in the plural include the singular;(e) provisions apply to successive events and transactions; and (f) “hereof”, “hereunder”, “herein” and “hereto” refer to the entire Agreement and not any section or subsection.

The following terms used in this Agreement shall have the meanings set forth below:

(i)	“$” means the currency of the United States.

(ii)	“Affiliate” of another Person means any Person directly or indirectly Controlling, Controlled by or under common Control with such other Person. “Control” means the possession, directly or indirectly, of the power to direct the management or policies of a Person, whether through the ownership or voting of securities, by contract or otherwise. “Controlled” and “Controlling” have correlative meanings.

(iii)	“Appropriate Officer” means the Company’s Chief Executive Officer, President, Chief Financial Officer, Chief Legal Officer, a Vice President, Treasurer, an Assistant Treasurer, Secretary (including any Joint Secretary) or an Assistant Secretary or any individual to whom any of the foregoing have delegated such authority who signs on behalf of the Company.

(iv)	“Beneficial Ownership” shall have the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular person, such “person” will be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Own” and “Beneficially Owned” have a corresponding meaning.

(v)	“Business Day” means any day that is not a Saturday or Sunday or other day on which banks and financial institutions in New York are authorized or required by law to close.

(vi)	“Company’s Memorandum and Articles of Association” means the memorandum and articles of association of the Company as at the date hereof, as amended from time to time.

(vii)	“Confidentiality Agreement” has the meaning set forth in the Company’s Deed Poll Relating to the Information Rights Members of Mallinckrodt PLC as at the date hereof, as amended from time to time.

(viii)	“Exchange” means the principal U.S. national or regional securities exchange on which the Ordinary Shares are then listed or, if the Ordinary Shares are not then listed on a U.S. national or regional securities exchange, the principal other market on which the Ordinary Shares are then traded.

(ix)	“Exchange Act” means the United States Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(x)	“Exercise Date” means any date of the exercise of the CVRs pursuant to Section 3(b).

(xi)	“Market Price” means (w) if the Ordinary Shares are listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, the daily volume-weighted average price of such Ordinary Shares as reported in composite transactions for United States exchanges and quotation systems on the trading day immediately preceding such Exercise Date, as displayed under the heading “Bloomberg VWAP” on the applicable Bloomberg page (or if Bloomberg is no longer reporting such price information, such other service reporting similar information as shall be selected by the Company) for such shares in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on the day immediately preceding such Exercise Date; or (x) if the Ordinary Shares are not listed on a Principal Exchange on the trading day immediately preceding such Exercise Date, but are listed on any other Exchange, the daily volume-weighted average price of such Ordinary Shares on such Exchange on the day immediately preceding such Exercise Date, as reported by such Exchange, or, if not so reported, a service reporting such information as shall be selected by the Company; or (y) in the case of Ordinary Shares not covered by clauses (w) and (x) above, the Market Price of such Ordinary Shares shall be determined by the Valuation Bank, using one or more valuation methods that the Valuation Bank in its best professional judgment determines to be most appropriate, assuming such securities are fully distributed and are to be sold in an arm’s length transaction and there was no compulsion on the part of any party to such sale to buy or sell and taking into account all factors deemed relevant by the Valuation Bank and without giving effect to any discount for any lack of liquidity attributable to a lack of a public market for such shares or lack of public information about the Company, any block discount or discount attributable to the size of any Person's holdings of such shares, any minority interest or similar factors, provided that if the Company obtained a determination of the Market Price of the Ordinary Shares by a Valuation Bank within the 180 days preceding such Exercise Date at the request of the Holder, then the Market Price so then determined shall be the Market Price of the Ordinary Shares on such Exercise Date; provided, further, that, (i) the Company shall pay 100% of the fees and expenses charged by the Valuation Bank in connection with the provisions of services under clause (y) above, and (ii) the Company shall obtain a new valuation of the Ordinary Shares under clause (y) in the event of a determination of Market Price at a time that the Company is party to a definitive agreement for a Specified Fundamental Transaction, for the purpose of calculating a Black Scholes Value cash payment and in connection with the exercise of the CVRs prior to cancellation of such CVRs pursuant to Section 5(o), in each case, regardless of the age of a prior valuation of the Ordinary Shares under clause (y), unless otherwise agreed by the Company and Holder; and provided further, that in the event of a determination of Market Price at a time that the Company is party to a definitive agreement for a Fundamental Transaction that is not a Specified Fundamental Transaction, the Market Price shall be equal to the total amount of consideration to be received in respect of an Ordinary Share in such Fundamental Transaction, it being agreed, in the case of any non-cash consideration, that (a) to the extent such non-cash consideration consists of equity securities that are listed on a Principal Exchange or any other Exchange, the amount of such consideration shall be determined in accordance with clauses (w) and (x) above, which shall be applied to such securities mutatis mutandis as if they were Ordinary Shares and (b) with respect to any other non-cash consideration, the amount of such consideration shall be the fair market value thereof.

(xii)	“Ordinary Share Equivalents” means, at any time, the aggregate of all Ordinary Shares of the Company and any other equity securities of the Company on parity (with respect to dividends) with such shares. At any time when the number of Ordinary Share Equivalents is required to be determined, such number shall be equal to the number of shares that have been issued and are outstanding at such time; provided, that if any Ordinary Share Equivalents are entitled to a greater amount of dividends per share than that applicable to the Ordinary Shares, the number of such shares shall be appropriately adjusted to equal the number of shares which would be outstanding if Ordinary Share Equivalents received dividends at the same rate as the Ordinary Shares.

(xiii)	“Ordinary Shares” means the ordinary shares, nominal value $0.01 per share, of the Company.

(xiv)	“Person” means any individual, corporation, body corporate, limited partnership, general partnership, limited liability partnership, limited liability company, joint stock company, joint venture, corporation, unincorporated organization, association, company, trust, group or other legal entity, or any governmental or political subdivision or any agency, department or instrumentality thereof.

(xv)	“Principal Exchange” means each of the following Exchanges: The New York Stock Exchange, NYSE American, The NASDAQ Global Market and The NASDAQ Global Select Market (or any of their respective successors).

(xvi)	“SEC” means the Securities Exchange Commission.

(xvii)	“Securities Act” means the United States Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

(xviii)	“Trading Day” means each Monday, Tuesday, Wednesday, Thursday and Friday, other than any such day on which securities are not traded on the applicable securities exchange or in the applicable securities market.

(xix)	“Valuation Bank” means an independent, nationally recognized investment bank selected by the Company, with the consent of the Holder.

[The next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as a deed and delivered as of the day and year first above written.

SIGNED AND DELIVERED as a Deed for and on behalf of MALLINCKRODT PLC by its lawfully appointed attorney in the presence of:-

/s/ Breon Randon
(Witness' Signature)

Breon Randon	/s/ Mark Tyndall
(Witness' Name)	(Signature of Attorney)

12118 Stoneford Dr, Woodbridge, VA 22192
(Witness' Address)

Legal Operations Coordinator
(Witness' Occupation)

OPIOID MASTER DISBURSEMENT TRUST II
as Holder

By:	/s/ Jennifer E. Peacock
Name:	Jennifer E. Peacock
Title:	Trustee

By:	/s/ Michael Atkinson
Name:	Michael Atkinson
Title:	Trustee

By:	/s/ Anne Ferazzi
Name:	Anne Ferazzi
Title:	Trustee

Address for notices::

Mallinckrodt Opioid Master Disbursement Trust II

c/o Brown Rudnick LLP

7 Times Square

New York, NY 10036

Attn: David Molton, Steven Pohl, Jane Motter, and General Counsel

Email: JPeacock@MDTAdmin.com, MAtkinson@MDTAdmin.com, and AFerazzi@MDTAdmin.com

With a copy to:

Email: dmolton@brownrudnick.com, spohl@brownrudnick.com, and jmotter@brownrudnick.com

[Signature Page to CVR Agreement]

EXHIBIT A

FORM OF CVR EXERCISE NOTICE
(To be executed by the holder hereof)

[Date]

[Company Address]

Reference is hereby made to that certain CVR Agreement by and between Mallinckrodt plc, a public limited company incorporated in Ireland having registered number 522227 (the “Company”) and the Opioid Master Disbursement Trust II, a Delaware statutory trust (the “Holder”), dated November 14, 2023 (the “CVR Agreement”). All capitalized terms used but not defined in this CVR Exercise Notice shall have the meanings ascribed thereto in the CVR Agreement.

Pursuant to Section 3(b) of the CVR Agreement, the Holder hereby notifies the Company that it irrevocably elects to exercise [●] CVRs in exchange for the applicable Cash Payment as provided in the CVR Agreement (subject to the Holder’s right to withdraw this CVR Exercise Notice pursuant to Section 3(d) of the CVR Agreement (if applicable) no later than two (2) Business Days after receiving the Market Price Notice and the other terms and conditions of the CVR Agreement).

Holder acknowledges that the Company may elect an Equity Settlement upon the receipt of this CVR Exercise Notice, and may issue CVR Shares to the Holder in lieu of making some or all of the Cash Payment, subject to the terms of Section 3(c) of the CVR Agreement.

[Remainder of page intentionally left blank]

Dated:

By:
Signature:
Address: